PROSPECTUS ADDENDUM Filed Pursuant to Rule 424(b)(3) Registration Statement Nos. 333-204908 333-204908-06

PROSPECTUS ADDENDUM

(to Prospectus Supplements dated as of various

dates and Prospectus dated June 12, 2015)

UBS AG

UBS SWITZERLAND AG

Exchange Traded Notes (ETNs)

This prospectus addendum relates to various series of outstanding exchange traded notes (collectively, “ETNs”) previously issued by UBS AG. This prospectus addendum and the applicable prospectus supplement, product supplement, final prospectus supplement and/or pricing supplement, dated as of various dates, will be used by UBS AG in connection with the continuous offering of outstanding series of previously issued ETNs. The ETNs were initially registered, and all or a portion were initially offered and sold, under registration statements previously filed by UBS AG. When UBS AG initially registered your series of ETNs, UBS AG prepared either a prospectus supplement (as amended or supplemented from time to time) or a pricing supplement (as amended or supplemented from time to time), each referred to as the “original pricing supplement”, relating to your series of ETNs. UBS AG also prepared prospectus supplements (as amended from time to time), each referred to therein as a “product supplement” and/or additional supplements, dated as of various dates, (each, an “applicable supplement”) each of which supplements and forms part of the original pricing supplement relating to your series of ETNs. Any applicable supplements related to your ETNs are identified in the original pricing supplement relating to your series of ETNs. The original pricing supplement and any applicable supplements relating to each series of ETNs is attached to a “base” prospectus dated February 27, 2003, March 27, 2006, January 13, 2009, January 11, 2012 or November 14, 2014 (in each case, the “prior base prospectus”).

UBS AG and UBS Switzerland AG have now prepared a new “base” prospectus dated June 12, 2015 (the “new base prospectus”). The new base prospectus replaces the prior base prospectus. As disclosed in the new base prospectus, effective upon the date of the transfer by UBS AG to UBS Switzerland AG of UBS AG’s Retail & Corporate and Wealth Management business booked in UBS AG’s booking center in Switzerland, UBS Switzerland AG will become a co-obligor of the debt securities, including the ETNs, previously issued by UBS AG. For additional information regarding the co-obligation, see “Description of Debt Securities We May Offer—Co-obligation of UBS Switzerland AG” in the new base prospectus.

Because the terms of your ETNs otherwise have remained the same, UBS AG and UBS Switzerland AG are continuing to use the original pricing supplement and any applicable supplements. As a result, you should read the original pricing supplement for your ETNs, together with any applicable supplements, which gives the specific terms of your ETNs, together with the new base prospectus. When you read these documents, please note that all references in the original pricing supplement and any applicable supplements to the prior base prospectus, or to any sections of the prior base prospectus, should refer instead to the new base prospectus, or to the corresponding section of the new base prospectus. In addition, please note that instead of using the website links in the original pricing supplement and any applicable supplements to the prior base prospectus, you should use the following website link to access the new base prospectus:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222016/d935416d424b3.htm.

In addition, please disregard the table of contents for the prior base prospectus that is provided in the original pricing supplement and any applicable supplements for your securities. A table of contents for the new base prospectus is provided on page 1 of the new base prospectus.

UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any affiliate of UBS AG may use this prospectus addendum, together with the original pricing supplements and any applicable supplements and the new base prospectus, in connection with offers and sales of the ETNs in market-making transactions. Please see “Supplemental Plan of Distribution” in the original pricing supplement and any applicable supplements for your ETNs and “Plan of Distribution” in the new base prospectus.

UBS Investment Bank	UBS Securities LLC

Prospectus Addendum dated June 15, 2015